EMPLOYMENT AGREEMENT


       This Employment Agreement (the "Agreement") is made and entered into as of the 26th day of April, 1996, by and among Crossmann Communities, Inc. ("Crossmann"), an Indiana corporation, Crossmann Communities of Ohio, Inc., an Ohio corporation (the "Company"), and Thomas H. Peebles (the "Employee").

     Preliminary Statement

          The Company has determined that it is in the best interests of the Company to retain the benefit of the Employee's services, experience and loyalty, and the Employee desires to provide his services and experience and devote his loyalty to the Company upon the terms and conditions set forth in this Agreement.

     Terms and Conditions

       In consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound, the parties agree as follows:

     Section 1.  Employment and Duties.

            (a) GeneralThe Employee shall serve as a vice president of the Company and shall be responsible for the Company's homebuilding operations in the following areas in Ohio: Montgomery County, Greene County, the City of Springboro in Warren County and the City of Franklin in Warren County (which areas, for purposes of this Agreement, will be referred to as the "Dayton Metropolitan Area"). The Employee shall, to the best of his abilities, perform such administrative and executive duties as are assigned to him from time to time by the Company's Board of Directors (the "Board")..

                 (b)     Employment DutiesThroughout the "Employment Term," as
defined in Section 2, the Employee shall: (i) devote his working hours, on a "full-time basis" (as defined below) to his duties under this Agreement; (ii) faithfully and loyally serve the Company; (iii) comply in all respects with the lawful and reasonable directions and instructions given to him by the Board; and (iv) use his best efforts to promote and serve the interests of the Company. For purposes of this Agreement, the term "full-time basis" shall be interpreted as the amount of time and level of commitment necessary to perform the duties associated with the Employee's position with the Company in accordance with standards of the Company and/or Crossmann for employees having similar levels of responsibility. In recognition of Employee's religious beliefs, the Company agrees that Employee's duties do not include working on Saturday..

               (c) Exclusive EmploymentThroughout the Employment Term, the Employee shall not render his services, directly or indirectly, for compensation, to any other person or organization without the prior written consent of the Board, nor shall the Employee engage in any activity which would interfere significantly with the faithful performance of his duties under this Agreement. The Employee may perform minor services for which he does not receive compensation, provided that the services do not contravene or conflict with the provisions of Section 1(b) or Section 5 through Section 7 of this Agreement. Employee may also participate (A) in the orderly liquidation of Tom Peebles Builders, Inc., including the sale or other disposition of assets of such company in connection with such liquidation or (B) in the continued limited activity of Tom Peebles Builders, Inc. with the prior express written consent of the Company; provided, however, that any such activity does not unreasonably interfere with the performance of his obligations to Company..

       Section 2. Employment TermThe Employee's employment shall be deemed to have commenced upon the Company's acquisition of certain assets and assumption of certain liabilities of Tom Peebles Builders, Inc. pursuant to the terms and conditions of an Asset Purchase Agreement (the "Asset Purchase Agreement") dated as of the 26th day of April, 1996 (the "Effective Date") and shall continue for a period of five years from the Effective Date (the "Employment Term"), unless the Employee's employment is terminated prior to the expiration of the Employment Term, as provided in Section 4 of this Agreement..

          Section 3. Compensation and Other BenefitsThe Company shall pay and provide the following compensation and other benefits to the Employee as compensation for services rendered under this Agreement:.

            (a)     Annual SalaryDuring the Employment Term, the Company shall pay to the Employee, in accordance with the then-prevailing payroll practices of the Company, an annual base salary of Seventy Five Thousand Dollars ($75,000) per full year (the "Annual Base Salary"), less applicable payroll deductions. Employee shall receive a $5,000 increase in the Annual Base Salary effective on the first day of each year of the Employment Term, commencing January 1, 1997. Because the Employee did not commence his employment with the Company until the effective date of this Agreement, he will receive only a pro rata share of his 1996 Annual Base Salary, to be determined in accordance with the number of days in 1996 following the Effective Date..

             (b) BonusIn each of the years 1996, 1997, 1998, 1999 and 2000 (singly, a "Bonus Year" and collectively, the "Bonus Years"), the Employee shall be eligible to receive, in addition to the Annual Base Salary, a bonus which shall be calculated and paid in accordance with the provisions set forth in Exhibit A hereto (the "Bonus").

                  (c) Employee Benefit PlanDuring the Employment Term, the Employee shall be and remain eligible to participate in all benefit plans maintained by the Company or by Crossmann for the benefit of all employees and shall be subject to the terms and conditions of any such plans..

           (d) Vacation and Paid LeaveThe Employee shall be entitled to 15 days of vacation leave per year. The Employee shall accrue and receive full compensation and benefits during his vacation leave periods. Unused vacation leave shall not carry over from one year of the Employment Term to the next, except with the prior written consent of the Board. Unused vacation leave at the end of the Employment Term shall not entitle the Employee to any compensation in addition to the Annual Base Salary or the Bonus. Vacation leave shall be taken at such times as the Employee and the Company shall mutually agree..

           (e) Other CompensationThe Employee shall be and remain eligible to participate in, in accordance with their respective terms and conditions, all benefit plans presently available or which may subsequently be made available by the Company or by Crossmann for the benefit of officers, other key employees, or directors, including stock option plans, health care, basic life insurance, supplemental life insurance coverage, disability coverage, business travel accident insurance, use of a Company car (including expenses relating thereto for which Crossmann reimburses employees having similar levels of responsibility), and any pension or retirement plan of any kind. .

     Section 4.  Termination of Employment.

          (a)     Termination for Cause.

               (i) If, prior to the expiration of the Employment Term, the Company terminates the Employee's employment "for cause" (as defined in Section 4(a)(ii)), the Employee shall be entitled to payment of that portion of the Employee's Annual Base Salary under Section 3(a) that the Employee earned through and including the Termination Date (as defined in Section 4(a)(iii)).

                (ii) Termination "for cause" shall mean termination by the Board of the Employee's employment with the Company for any one or more of the following reasons:

                        (A) Theft, fraud, embezzlement, dishonest or other similar behavior by the Employee;

                      (B) Any material breach by the Employee of the terms of this Agreement;

                           (C)     Any material neglect of duty, incompetence,
insubordination or misconduct of the Employee in discharging any of his duties and responsibilities hereunder;

                     (D) Any act of theft or dishonesty by the Employee or any criminal connection or indictment of the Employee;

                      (E) Any occurrence of the Employee reporting to work under the influence of alcohol or illegal drugs, or the Employee being under the influence of alcohol or illegal drugs during working hours;

                      (F) Any failure or refusal by the Employee to comply with the policies, rules, and regulations of the Company and of Crossmann, whether now in force or hereafter adopted;

                           (G)     Any misrepresentation or concealment by the
Employee of any material fact for the purpose of securing this Agreement; or

                       (H) Any other material act of misconduct within the control of the Employee.

                  (iii) The Company may terminate for cause the Employee's employment with the Company by giving written notice to the Employee at least twenty-four (24) hours prior to the Termination Date (the "Termination Notice"). "Termination Date" shall mean the actual date the Employee terminates employment with the Company as a result of action taken by the Board, and not as a result of the Employee's resignation from employment, as provided in Section 4(b).

           (b) ResignationThe Employee may resign from his employment with the Company at any time and for any reason by providing written notice to the Board of his resignation at least thirty (30) days prior to the effective date of the resignation (the "Resignation Notice"). The effective date of the Employee's resignation shall be that date specified in the Resignation Notice or the actual date the Employee terminates employment with the Company as the result of a resignation, whichever occurs later (the "Resignation Date"). If the Employee resigns from his employment, the Employee shall be entitled to that portion of the Employee's Annual Base Salary under Section 3(a) that the Employee earned through and including the Resignation Date..

              (c) DeathIf the Employee dies prior to the expiration of the Employment Term or the Employee is entitled to receive payments from the Company pursuant to Section 4(a)(i) or Section 4(b) at the time of his death, the Employee's estate or personal representative shall be entitled to receive that portion of the Annual Base Salary that the Employee earned through and including the earlier of (i) the date of the Employee's death or (ii) the Termination Date or the Resignation Date, as the case may be. .

                   (d) DisabilityThe Employee shall be deemed "Permanently Disabled" when he is deemed permanently disabled in accordance with the disability insurance policy of the Company in effect at the time of the illness or injury causing the disability, or in the event no disability policy is then in effect, in accordance with the disability policy last in effect. If, prior to the expiration of the Employment Term, the Employee becomes "Permanently Disabled," the Board may terminate the Employee's employment with the Company by providing written notice to the Employee at least seventy-two
(72) hours prior to the Termination Date. If the Employee resigns from employment with the Company as a result of a Permanent Disability or the Company terminates the Employee's employment as a result of a Permanent Disability, the Employee shall be entitled to receive that portion of the Annual Base Salary that he earned through and including the Termination Date or Resignation Date, as applicable. In addition, the Employee shall be entitled to receive any benefits then due and payable pursuant to any benefit plan or compensation arrangement maintained by the Company and with respect to which the Employee is a participant, and the Employee's participation in such benefit plans shall be continued throughout the period during which the Employee is entitled to receive a portion of the Annual Salary pursuant to this Section 4..

     Section 5.  Secrecy and Confidential Information.

              (a) Confidential Information"Confidential Information" shall mean all information, whether or not originated by the Employee, which is (1) used in the business of the Company, Crossmann or any of their respective subsidiaries or affiliates (collectively, the "Crossmann Entities") and is proprietary  to,  about,  or  created  by  any  of the Crossmann Entities; (2)
designated  as  confidential  by  any  of  the  Crossmann Entities; or (3) not
generally  known  by  any  non-Crossmann  Entity  personnel.    Confidential
Information includes, but is not limited to, the following types of information (whether or not reduced to writing or designated as confidential):.

                  (i) Information regarding any of the Crossmann Entities' customers and clients, and their representatives, the identity of any of the Crossmann Entities, potential customers or leads, the identity of any contracts (contents and parties) to which any of the Crossmann Entities is a party or is bound, data provided by any of the Crossmann Entities, and the type, quantity and specifications of products and services being sold to, purchased, leased, licensed or received by any of the Crossmann entities;

                (ii) Information received by any of the Crossmann Entities from third parties (such as vendors) under an obligation of confidentiality, restricted disclosure or restricted use;

               (iii) Any of the Crossmann Entities' internal personnel and financial information (including the revenue, costs or profits associated with any of the Crossmann Entities' products); vendor and supplier names, payroll information, purchasing and internal cost information, internal service and operational manuals and other information of any of the Crossmann Entities; and the manner and methods of conducting any of the Crossmann Entities' business;

                     (iv) Information with respect to any of the Crossmann Entities' products, facilities and methods, systems, trade secrets and other intellectual property;

                 (v) Work product related to work or projects performed or about to be performed for any of the Crossmann Entities or for customers of any of the Crossmann Entities;

                    (vi) Marketing and developmental plans, price and cost data, price and fee amounts, pricing and billing policies, quoting procedures, marketing techniques, methods of obtaining business, forecasts, forecast assumptions and volumes, future plans and potential strategies of any of the Crossmann Entities.

          (b) Ownership of Confidential InformationThe Employee recognizes that the services he will perform under this Agreement are special, unique and extraordinary and that, by reason of his employment under this Agreement, he may acquire Confidential Information. The Employee hereby acknowledges and agrees that all Confidential Information is and shall remain the exclusive property  of  the  Crossmann  Entities, whether or not prepared in whole or in part by the Employee and whether or not disclosed to or entrusted to the custody of the Employee. Upon the termination or resignation of his employment with the Company, as applicable, or upon the request of any of the Crossmann Entities, at any time, the Employee shall promptly deliver to the Company all documents, tapes, disks, or other storage media and any other materials, and all copies thereof in whatever form, in the possession of the Employee pertaining to the business of any of the Crossmann Entities, including, but not limited to, any containing Confidential Information..

              (c) Non-Disclosure and Non-Use of Confidential InformationIn furtherance of this Agreement and in order to assure adequate protection of the Crossmann Entities against the wrongful use or disclosure of Confidential Information, the Employee agrees that he will hold all Confidential Information of the Crossmann Entities in strict confidence and solely for the benefit of the Crossmann Entities, and that, except as necessary to perform his obligations to the Company under this Agreement or with the prior written consent of the Board, he will not directly or indirectly disclose or use or authorize any third party to disclose or use any Confidential Information. The Employee's obligations set forth in this Section 5(c), and the Crossmann Entities' rights and remedies with respect thereto, whether legal or equitable, shall remain in full force and effect during the Employment Term and for a three year period thereafter, notwithstanding any prior termination or resignation of the Employee or any other prior termination of this Agreement for any reason..

         Section 6. Non-CompetitionDuring the "Restricted Period" (as defined below) the Employee shall not directly or indirectly engage in any activity or business that is substantially similar to or competitive with that of any of the Crossmann Entities in any state where any of the Crossmann Entities is engaged in business on the Termination Date or the Resignation Date, as the case may be; nor shall the Employee, without the express written consent of the Board, directly or indirectly engage in, own, manage, operate, join, control, lend money or other assistance to, or participate in or be connected with, as an officer, director, employee, partner, shareholder, consultant, manager, agent, or otherwise, any individual, corporation, partnership, firm, other company, business organization, or entity that is engaged in the same or a substantially similar business as that engaged in by any of the Crossmann Entities in any state where any of the Crossmann Entities is engaged in business on the Termination Date or the Resignation Date, as the case may be.
  Notwithstanding any other provision, the Employee may own shares of stock representing less than two percent (2%) of the outstanding shares of any publicly-held competitor of any of the Crossmann Entities. For purposes of interpreting this Section 6, the parties agree that construction of commercial projects, such as office buildings and shopping malls, is not an activity which is substantially similar to or competitive with the activities of any of the Crossmann Entities as of the date of this Agreement, although commercial construction could become a similar or competitive activity if any of the
Crossmann Entities began to participate in the construction of commercial projects prior to the Employee's Termination Date or a Resignation Date, as the case may be. The parties further agree that, notwithstanding any other provision, the Employee may, during the Restricted Period, construct commercial projects in any state as long as none of the Crossmann Entities has begun a commercial project in such state prior to the Termination Date or the Resignation Date, as the case may be. The Employee's obligations set forth on this Section 6 and the Crossmann Entities' rights and remedies with respect thereto, whether legal or equitable, shall remain in full force and effect during the Restricted Period, notwithstanding any prior termination or resignation of the Employee or any other prior termination of this Agreement for any reason. For the purposes of this Agreement, the "Restricted Period" shall include the Employment Term and a two year period beginning on the Termination Date if the Employee's employment with the Company is terminated other than for a reason described in Section 4(a)(ii) or Section 4(d) of this Agreement. In all other instances, the Restricted Period shall include the Employment Term and a three year period beginning on the later of (a) the date the Company pays the Employee the last Bonus payment due hereunder, or (b) the Termination Date or the Resignation Date, as the case may be..

        Section 7. Non-SolicitationDuring the Restricted Period, the Employee shall not, directly or indirectly, as an individual or on behalf of any other individual, corporation, partnership, firm, other company, business organization, or entity (other than any of the Crossmann Entities), or in any other capacity: (a) call upon, solicit, contact, or service any customer, client, or potential customer or client of any of the Crossmann Entities that the Employee called upon, solicited, contacted, or serviced for the any of the Crossmann Entities; (b) call upon, solicit, contact, or service any individual, corporation, partnership, other company, or business of which the Employee became aware through any of the Crossmann Entities; (c) call upon, solicit, contact, or service any person or entity who is or was during the Employee's Employment Term a vendor or supplier of or for any of the Crossmann Entities; or (d) solicit for employment, endeavor to entice away from any of the Crossmann Entities, recruit, hire, or otherwise interfere with any of the Crossmann Entities' relationship with any person who is employed by or otherwise engaged to perform services for any of the Crossmann Entities (including, but not limited to, any independent sales representatives or organizations); provided, however, that Employee may call upon, solicit, contact or service a person or entity described in (a), (b) or (c), above with respect to any activity or business in which Employee may participate without violating Section 6 of this Agreement. The Employee's obligations set forth in this Section 7 and the Crossmann Entities' rights and remedies with respect thereto, whether legal or equitable, shall remain in full force and effect during the Restricted Period, notwithstanding any prior termination or resignation of the Employee or any other prior termination of this Agreement for any reason..

          Section 8. Reasonableness of TermsThe Company, Crossmann, and the Employee stipulate and agree that the terms and covenants contained in Section 5 through Section 7 herein are fair and reasonable in all respects, including the time period and geographical coverage in Section 6, and that these restrictions are designed for the reasonable protection of the Crossmann Entities' business. In the event that these restrictions are found to be overly broad or unreasonable, the Company, Crossmann, and the Employee agree that such restrictions shall be severable and enforceable on such modified terms as may be deemed reasonable and enforceable by a court of competent jurisdiction..

     Section 9.  Remedies.

            (a) Monetary DamagesIn determining the existence and/or amount of any monetary damages for the breach of any provision of this Agreement, the parties intend to submit to arbitration using the procedures set forth in
Section 6.03, Section 6.04 and Section 6.08 of the Asset Purchase Agreement with the following modifications:.

                  (i) The Company cannot withhold the Employee's Bonus due hereunder if the Employee's employment had been terminated by the Company other than for a reason described in Section 4(a)(ii) or Section 4(d) herein;

                      (ii) If any of the Crossmann Entities brings a claim against the Employee alleging a breach of Section 5, Section 6, or Section 7 of this Agreement, all costs and expenses associated with conducting the arbitration proceeding, including reasonable attorney's fees of both parties to the proceeding, shall be borne exclusively by the losing party as determined by the arbitration tribunal; provided, however, that the arbitration tribunal may determine that more than one party is a losing party in which event the arbitration tribunal shall allocate the costs and expenses of the arbitration among such losing parties as they determine to be just and fair; and

                (iii) The survival provisions set forth in Section 6.08 of the Asset Purchase Agreement shall be superseded and replaced by the survival provisions set forth in Section 5, Section 6 and Section 7 of this Agreement.

          (b) Equitable ReliefIn addition to the remedies set forth above, the Employee recognizes that the disclosure of any Confidential Information or other breach of this Agreement (including, but not limited to, a violation of Section 6 or Section 7 of this Agreement) may give rise to irreparable injury to the goodwill and proprietary rights of the Crossmann Entities, inadequately compensable in monetary damages. Accordingly, in addition to any other legal or equitable remedies that may be available to any of the Crossmann Entities, the Employee agrees that the Crossmann Entities will be able to seek and obtain injunctive relief against the breach or threatened breach of any of the Employee's obligations hereunder and that if any of the Crossmann Entities brings an equitable claim against the Employee for a breach of Section 5,
Section 6, or Section 7 of this Agreement, such entity shall be entitled to recover from the Employee its reasonable attorneys' fees and costs incurred in obtaining such equitable remedies..

     Section 10. Employee WarrantiesThe Employee represents and warrants that his employment by the Company and his execution and performance of this Agreement do not and will not violate any express or implied obligation to any former employer or other party. Employee further represents that he has not brought with him and will not use or disclose during his employment with the Company any information, documents, or materials subject to any legally enforceable restrictions or obligations as to confidentiality or secrecy..

     Section 11.  Nonassignability.

              (a) By the EmployeeThe Employee shall not assign or delegate this Agreement or any other right, duty, obligation, or interest under this Agreement without the Company's prior written consent; provided, however, that nothing shall preclude the Employee from designating beneficiaries to receive benefits payable under this Agreement upon his death, and nothing shall preclude the Employee's executors, administrators or their legal representatives, from assigning any rights under this Agreement to any person..

           (b) By the CompanyThe Company may assign, delegate, or transfer this Agreement and all of the Company's rights and obligations under this Agreement to any of its affiliates or subsidiaries or to any business entity that by merger, consolidation, or otherwise acquires all or substantially all of the assets of the Company or to which the Company transfers all or substantially all of its assets; provided that the Company obtains a written commitment from such entity that it will be bound by the terms of this
Agreement.    Upon  assignment,  delegation  or  transfer,  any  affiliate, subsidiary, or business entity related to the Company shall be deemed to be substituted for the Company for all purposes of this Agreement..

               (c)     Binding EffectExcept as limited under Section 11(a) and
Section 11(b), this Agreement shall be binding upon and inure to the benefit of the parties hereto, any successors or assigns of the Company, and the Employee's heirs and the personal representatives or executor or the Employee's estate..

         Section 12. SeverabilityIf a court of competent jurisdiction makes a final determination that any term or provision of this Agreement is invalid or unenforceable, and all rights to appeal the determination have been exhausted or the period of time during which any appeal of the determination may be perfected has been exhausted, the remaining terms and provisions shall be unimpaired and the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that most closely approximates the intention of the parties with respect to the invalid or unenforceable term or provision, as evidenced by the remaining valid and enforceable terms and conditions of this Agreement..

         Section 13. AmendmentThis Agreement may not be modified, amended, or waived in any manner except by an instrument in writing signed by all parties to this Agreement; provided, however, that the Board shall have previously approved the Company's agreement to any modification, amendment or waiver..

         Section 14. WaiverThe waiver by any party of compliance by any other party with any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement (whether or not similar), or a continuing waiver or a waiver of any subsequent breach by a party of a provision of this Agreement. Performance by any party of any act not required of it under the terms and conditions of this Agreement shall not constitute a waiver of the limitations on its obligations under this Agreement, and no performance shall estop that party from asserting those limitations as to any further or future performance of its obligations..

      Section 15. Governing Law and JurisdictionThe laws of the State of Ohio shall govern the validity, performance, enforcement, interpretation and any other aspect of this Agreement, notwithstanding any state's choice of law provisions to the contrary. The parties intend the provisions of this Agreement to supplement, but not displace, their respective rights and responsibilities under the Ohio Uniform Trade Secrets Act, Ohio Rev. Code Ann.
section 1333.61 et seq., as amended. Any and all actions arising under this Agreement shall be filed and maintained only in a state or federal court of competent jurisdiction sitting in the State of Ohio, and the parties hereby submit to venue and jurisdiction in such courts..

         Section 16. NoticesAll notices required or desired to be given under this Agreement shall be in writing and shall be deemed to have been given if
(i) delivered in person and receipted for by the party to whom notice is directed; (ii) sent by telefax not later than the day upon which the notice is required to be given pursuant to this Agreement, provided, that the sender obtains confirmation that such telefax was received and a copy is mailed as set forth below on the date of transmission; (iii) mailed by certified or registered mail, United States mail postage prepaid, not later than the day upon which the notice is required to be given pursuant to this Agreement; or
(iv) delivered by expedited courier, shipping prepaid or mailed to sender, on the next business day, after the date on which it is so sent, and addressed as follows:.

     (a)     If to Crossmann or the Company, to:

          Crossmann Communities, Inc.
          9202 North Meridian Street
          Suite 300
          Indianapolis, Indiana  46268
          Attn:  John Scheumann
          Fax: (317) 571-2210

          With a copy to:

          Steven K. Humke
          ICE MILLER DONADIO & RYAN
          One American Square
          Box 82001
          Indianapolis, Indiana  46282
          Fax:  (317) 236-2219

            (b) If to the Employee, to such address for the Employee as is last shown on the payroll records of the Company with a copy to:

          Bradley W. Evers
          TURNER & MCNAMEE
          360 National City Center
          6 North Main Street
          Dayton, Ohio 45402-3608
          Fax: (513) 496-3608

Any party may, by giving written notice to the other parties, change the address to which notice shall then be sent.

          Section 17. Prior AgreementsThis Agreement is a complete and total integration of the understanding of the parties, and supersedes all prior or contemporaneous negotiations, commitments, agreements, writings and discussions with respect to the subject matter of this Agreement..

          Section 18. HeadingsThe subject headings of the sections of this Agreement are inserted for convenience only and shall not be deemed to constitute part of this Agreement or to affect the construction of this Agreement..

        Section 19. Joint DraftingThis Agreement shall be deemed to have been drafted jointly by the parties and in the event of any ambiguity in this Agreement, the same shall not be construed against either party..

        Section 20. CounterpartsThis Agreement may be executed in one or more counterparts, each of which for all purposes shall be deemed to be an original but all of which together shall constitute one and the same Agreement. Only one counterpart signed by the party against which enforceability is sought needs to be produced to evidence the existence of this Agreement..

     The parties have executed this Agreement on the date first above written.


"COMPANY"     "EMPLOYEE"

Crossmann Communities of Ohio, Inc.



By:          By:
     (signed)          Thomas H. Peebles


     (title)


     (printed)


"CROSSMANN"

Crossmann Communities, Inc.



By:
     (signed)


     (title)


     (printed)

     EXHIBIT A TO EMPLOYMENT
     AGREEMENT OF THOMAS H. PEEBLES


     BONUS CALCULATION


       The following principles and procedures will be followed in determining the Bonus payable pursuant to Section 3(b) of the Employment Agreement (the "Agreement") dated as of the 26th day of April, 1996 by and among Crossmann Communities, Inc. ("Crossmann"), Crossmann Communities of Ohio, Inc. (the "Company"), and Thomas H. Peebles (the "Employee"). Defined terms not expressly defined in this Exhibit A shall have the meanings set forth in the Agreement and Section references shall be deemed to refer to Sections of the Agreement unless specified otherwise.

       1. Determination of BonusDuring each Bonus Year (as defined below), the Employee shall be entitled to receive a Bonus equal to the product of (1) the Applicable Percentage for such Bonus Year and (2) the Dayton Net Income for such Bonus Year; provided, however, that the Bonus for any Bonus Year shall not exceed the Maximum Bonus for such Bonus Year. .

        2. Applicable Percentage and Maximum BonusThe following table sets forth the Applicable Percentage and Maximum Bonus for each Bonus Year:.



Bonus Year  Applicable   Maximum
            Percentage   Bonus
1996                20%  $200,000
1997                15%  $175,000
1998                 7%  $150,000
1999                 6%  $175,000
2000                 5%  $150,000



         If Employee does not receive the Maximum Bonus in any Bonus Year, the Maximum Bonus for the next succeeding Bonus Year shall be increased by an amount equal to the difference between the Bonus actually received by Employee for such year and the Maximum Bonus for such year. For example, if Employee were to receive a Bonus of $290,000 in 1996, the Maximum Bonus for 1997 would be adjusted to $285,000 and if in 1997 Employee received a $280,000 Bonus then the Maximum Bonus available for 1998 would become $255,000.

     3.     Bonus YearEach Bonus Year shall be a full calendar year.     .

     4.     Payment of Bonus.

          (a) The Bonus payable with respect to a Bonus Year shall be paid by the Company no later than April 15 of the next succeeding Bonus Year. The Bonus payable for the year 2000 shall be paid no later than April 15, 2001.

             (b) During a Bonus Year, the Employee shall have the right to borrow (a "Draw") up to the Maximum Draw against the Bonus payable for such Bonus Year. The Maximum Draw shall be considered a loan by the Company to the Employee and Employee shall execute such documents as the Company reasonably may request in order to document the borrowing. If the Bonus payable with respect to such Bonus Year exceeds the Draw, the Company will reduce the amount of Bonus otherwise payable to the Employee by the amount of the Draw and Employee shall not be required to pay interest with respect to the Draw. If the Bonus payable with respect to such Bonus Year is less than the Draw, then no Bonus will be paid to the Employee for such Bonus Year and Employee shall be required to repay the excess of the Draw over the amount of the Bonus on or before June 15 of such year, plus interest at the prime rate (as such rate is set from time to time by Bank One Indianapolis, N.A.) plus 2%, which interest shall accrue from January 1 of such year. The following table sets forth the Maximum Draw for each Bonus Year:




Bonus Year   Maximum Draw
1996         $      50,000
1997       $      45,000
1998       $      40,000
1999       $      35,000
2000       $      30,000


           (c) Employee and the Company are parties to that Asset Purchase Agreement dated as of the 26th day of April, 1996. Pursuant to the provisions of Article VI of such Asset Purchase Agreement and the provisions of Section 9 of this Agreement, the Company has the right to set off certain claims against the Bonus payable to the Employee. Employee hereby acknowledges and agrees that any set-off exercised by the Company or Crossmann pursuant to the terms of the Asset Purchase Agreement shall be deemed for all purposes to have been paid to the Employee by the Company in accordance with the Bonus provisions of this Agreement and then paid by Employee to Crossmann or the Company in accordance with the Asset Purchase Agreement.

          (d) The Company shall have the right to set off against the 1996 Bonus an amount equal to any account receivable purchased by the Company from Tom Peebles Builders, Inc. that was unpaid as of December 31, 1996, (the "Unpaid Receivables"), and on January 1, 1997, the Company shall assign any Unpaid Receivable to the Employee. If the amount of the Unpaid Receivables is greater than the 1996 Bonus, the Bonuses payable in 1997 or in subsequent years shall be reduced by an amount equal to the Unpaid Receivables less all amounts previously set off pursuant to this Section 4(d).

     5.     Determination of Dayton Net Income.

          (a) Dayton Net Income shall be equal to "Income before taxes" of the Company derived from the Dayton Metropolitan Area, as determined in a manner consistent with the determination of "Income before taxes" on the Consolidated Statements of Income disclosed by Crossmann in its Annual Report to Shareholders and Form 10-K filed with the Securities and Exchange Commission, except that Dayton Net Income shall be determined taking into account the following items:

             (i) Funds provided to the Company by Crossmann to finance the Company's acquisition of land, construction of residential homes, and operations in the Dayton Metropolitan Area, which funds shall bear interest at the rate of prime (as such rate is set from time to time by Bank One Indianapolis, N.A.) plus 2%;

              (ii) A charge of one percent (1%) of the sales in the Dayton Metropolitan Area as an allocation for the Crossmann's and the Company's overhead in the Dayton Metropolitan Area; and

                (iii) For the 1996 Bonus Year, the Dayton Net Income shall include income derived from the sale of residential homes which the Company and Tom Peebles Builders, Inc. contracted to build in the Dayton Metropolitan Area during the period from January 1, 1996 to the Effective Date, but which were not completed and the sale of which were not closed prior to the Effective Date.

           (b) From the date of this Agreement and until December 31, 2000 (or, if earlier, until the end of the last Bonus Year with respect to which a Bonus is payable as provided herein):

          (i) Crossmann will not assign, contribute, transfer or merge the operations of any other subsidiary or division of Crossmann into the Company without obtaining the prior consent of the Employee unless and to the extent that (A) such assignment, contribution, transfer or merger will not affect the determination of the Bonus; or (B) such assignment, contribution, transfer or merger relate to operations of Crossmann or any division of subsidiary of Crossmann within the Dayton Metropolitan Area;

            (ii) For purposes of the calculation of the Bonus, the Company shall continue to be and the business, operations, assets and liabilities of the Company shall continue to be accounted for as, a separate and independent accounting entity; and

           (iii) Crossmann shall cause the Company to conduct its business only in the ordinary course, but Crossmann may cause the Company to follow the general business strategies articulated by the Board or Directors and senior management of Crossmann with respect to the continued growth and expansion of the operations of Crossmann. Nothing in this clause (iii) shall be deemed to constitute a limitation upon the power and authority of the respective Boards of Directors of Crossmann and the Company over the business and operations of the Company.

     6.     Statement of Income.

             (a) Crossmann and the Company will prepare and deliver to the Employee a statement setting forth the Dayton Net Income for the Bonus Year (the "Statement of Income"), which Statement of Income shall be delivered on or before March 15 of the next succeeding Bonus Year. The Statement of Income shall be prepared in accordance with generally accepted accounting principles applied in a manner consistent with the consolidated financial statements of Crossmann and setting forth with reasonable particularity the material revenues and expenses which determine the amount of Dayton Net Income for such Bonus Year. Crossmann and the Company shall also provide Employee with monthly reports (the "Monthly Reports") setting forth the Dayton Net Income for such month, which shall be provided to Employee as soon as practicable after the end of the month. The Monthly Reports shall be prepared in accordance with generally accepted accounting principles applied in a manner consistent with the consolidated financial statements of Crossmann, subject to customary year-end adjustments.

                 (b) In the event of a dispute as to the manner in which a Statement of Income has been prepared, the Company and Employee shall seek to resolve such dispute, but any unresolved dispute shall be submitted for determination by Deloitte & Touche, LLP ("D&T"). The determination by D&T shall be made within 20 days following such submission and shall be binding upon the Company and the Employee. The Company and the Employee shall each bear 50% of the fees and expenses of D&T in making its determination. If, after the determination by D&T is delivered to the parties, either the Company or Employee continues to dispute the amount or determination of Dayton Net Income, the dispute will be resolved using the procedures set forth in Section
7.04 of the Asset Purchase Agreement.

     7.     Termination of Employment.

             (a) In the event of the Employee's resignation or termination (other than in accordance with Section 4(a)(ii)) on or before December 31, 1998, the Employee's right to receive any Bonus for Bonus Years 1999 and 2000 shall automatically terminate, but the Employee shall remain eligible to receive the Bonus for the Bonus Year in which he resigns and for any subsequent Bonus Year through the 1998 Bonus Year; provided, however, that such eligibility is conditional upon the Employee's continued compliance in full with the provisions of Section 5 through Section 7 of this Agreement. If the Employee resigns during 1999 or 2000, Employer will forfeit his right to any Bonus for the Bonus Year in which he resigns and any subsequent Bonus Year.

             (b) In the event the Employee is terminated by the Company in accordance with the provisions of Section 4(a)(ii), dies or becomes Permanently Disabled before December 31, 1998, the Employee's right to receive any Bonus for the Bonus Years 1999 and 2000 shall automatically terminate, but the Employee, or the Employee's estate or personal representative, as the case may be, shall remain eligible to receive the Bonus for the Bonus Year in which Employee died, became Permanently Disabled or was terminated in accordance with Section 4(a)(ii) and for any subsequent Bonus Years through the 1998 Bonus Year; provided, however, that such eligibility shall cease to exist if the Employee was terminated by the Company in accordance with the provisions of Section 4(a)(ii) and the actions of the Employee which resulted in such termination could reasonably be expected to have a material adverse effect on the continued operations of the Company or of Crossmann. If the Employee dies, becomes Permanently Disabled or is terminated in accordance with Section 4(a)(ii) during 1999 or 2000, Employee, or his estate or personal representative, as the case may be, will not be entitled to any further Bonus payments.